UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2011

MGM Resorts International

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of Principal Executive Offices)		(Zip Code)

(702) 693-8077

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 30, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of MGM Resorts International (the “Company”) determined to amend and clarify certain terms of the following awards to reflect the Company’s intent with respect to the treatment of such awards upon certain events: (i) October 5, 2009 restricted stock unit grant to Robert H. Baldwin (the “Baldwin October 2009 RSU Award”), (ii) October 13, 2008, October 5, 2009 and October 4, 2010 restricted stock unit grants to Daniel J. D’Arrigo (collectively, the “D’Arrigo RSU Awards”), (iii) October 6, 2008 restricted stock unit grant to Corey Sanders (the “Sanders October 2008 RSU Award”) and (iv) October 6, 2008 and the October 13, 2008 restricted stock unit grants to William J. Hornbuckle (collectively, the “Hornbuckle 2008 RSU Awards”), in each case, under the Company’s Amended and Restated 2005 Omnibus Incentive Plan (the “Incentive Plan”). The amended terms provide:

Baldwin October 2009 RSU Award. Upon termination of Mr. Baldwin’s active employment due to death or disability (which also meets the definition of disability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), outstanding and unvested restricted stock units shall immediately vest and will be paid, in accordance with the existing terms of such award, within 30 days following the vesting date. Upon termination of Mr. Baldwin’s active employment during the specified term, as defined in Mr. Baldwin’s employment agreement in effect at the date of determination, without employer’s good cause or for employee’s good cause, restricted stock units shall continue to vest during the remaining period of the specified term, if Mr. Baldwin remains on inactive status for such period, and will be paid, in accordance with the existing terms of such award, within 30 days following the applicable vesting date. Restricted stock units that vest immediately upon a change of control will be paid, in accordance with the existing terms of such award, within 30 days following the vesting date.

D’Arrigo RSU Awards. Upon termination of Mr. D’Arrigo’s active employment during the specified term, as defined in Mr. D’Arrigo’s employment agreement in effect at the date of determination, without employer’s good cause, restricted stock units shall continue to vest for the shorter of 12 months from the date that Mr. D’Arrigo is placed on inactive status or the remaining period of the specified term, if Mr. D’Arrigo remains on inactive status for such period, and will be paid, in accordance with the existing terms of such award, within 30 days following the applicable vesting dates. Restricted stock units that vest immediately upon a change of control will be paid, in accordance with the existing terms of such award, within 30 days following the vesting date.

Sanders October 2008 RSU Award. Upon termination of Mr. Sanders’ active employment during the specified term, as defined in Mr. Sanders’ employment agreement in effect at the date of determination, without employer’s good cause, restricted stock units shall continue to vest for the shorter of 12 months from the date that Mr. Sanders is placed on inactive status or the remaining period of the specified term, if Mr. Sanders remains on inactive status for such period, and will be paid, in accordance with the existing terms of such award, within 30 days following the applicable vesting dates. Upon termination of Mr. Sanders’ active employment, on or prior to the first anniversary of a change of control, without employer’s good cause, for employee’s good cause, or on account of death or disability, restricted stock units which would have vested during the shorter of 12 months after the date of termination or the remainder of the specified term shall immediately vest and will be paid, in accordance with the existing terms of such award, within 30 days following the vesting date.

Hornbuckle 2008 RSU Awards. Upon termination of Mr. Hornbuckle’s active employment during the specified term, as defined in Mr. Hornbuckle’s employment agreement in effect at the date of determination, without employer’s good cause, restricted stock units shall continue to vest for the shorter of 12 months from the date that Mr. Hornbuckle is placed on inactive status or the remaining period of the specified term, if Mr. Hornbuckle remains on inactive status for such period, and will be paid, in accordance with the existing terms of such award, within 30 days following the applicable vesting dates. Upon termination of Mr. Hornbuckle’s active employment, on or prior to the first anniversary of a change of control (which also meets the definition of a change in control event under Section 409A of the Code), without employer’s good cause, for employee’s good cause, or on account of death or disability, restricted stock units that would have vested during the shorter of 12 months after the date of termination or the remainder of the specified term shall immediately vest and will be paid, in accordance with the existing terms of such award, within 30 days following the vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Resorts International

Date: July 1, 2011	By:	/s/ Andrew Hagopian III
Andrew Hagopian III Vice President & Deputy General Counsel

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